Exhibit 10.2

SUPPLEMENTAL RETIREMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), is made by and between SENECA FOODS CORPORATION, a New York corporation ("Seneca" or the “Company”), and KRAIG H. KAYSER (“Executive”).

WHEREAS, Executive has voluntarily announced his retirement as President and Chief Executive Officer of the Company effective September 30, 2020 (the "Transition Date"); and

WHEREAS, Executive has agreed to provide transition services as an employee of Seneca until October 31, 2021 (the "Separation Date") pursuant to an Executive Transition Services Agreement dated August 31, 2020 between Executive and the Company (the "Transition Services Agreement"); and

WHEREAS, pursuant to the Transition Services Agreement, the Company agreed to pay supplemental retirement benefits to Executive upon his retirement on the Separation Date;

NOW, THEREFORE, in view of the premises and in consideration of the agreements and mutual covenants herein set forth, the parties, intending to be legally bound, hereby agree as follows:

Definitions.

For purposes of this Agreement, the following terms will have the meanings stated below:

“Benefit” means the supplemental retirement benefit payable to Executive pursuant to the terms of this Agreement, as described in Section 2.

"Beneficiary" means the beneficiary designated by Executive pursuant to Section 3.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

"Committee" means the Compensation Committee of the Company's Board of Directors, as constituted from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Supplemental Retirement Benefit.

The Company will pay to Executive, or his Beneficiary in the event of Executive's death,  a supplemental retirement benefit in the aggregate amount of One Million Two Hundred Thousand Dollar ($1,200,000), in forty-eight equal monthly installments of $25,000 each, beginning with the first month that begins after the Separation Date and continuing for the succeeding forty-seven months, each installment to be paid on or about the first day of the month.

If Executive dies before receiving the full Benefit, the remaining installments shall be paid to his Beneficiary. If the Beneficiary is an individual and dies before receiving all of the remaining installments, such unpaid installments shall be paid to the Beneficiary's estate.

Designation of Beneficiary.

Executive may designate a beneficiary to receive the remaining installments of the Benefit in the event Executive dies before receiving the full Benefit, by delivering a written notice to the Company stating the name and address of the beneficiary and such other information as the Company reasonably requests.  The beneficiary so designated is referred to herein as the "Beneficiary".  If no designation is duly made by Executive, Executive’s Beneficiary will be his spouse or, if Executive is unmarried at the time of his death, Executive’s estate.

Funding.

The Benefit payable under this Agreement will be “unfunded,” as that term is used in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA with respect to unfunded plans maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees.

The Benefit paid under this Agreement shall be paid from the general assets of the Company, and neither Executive, his Beneficiary nor his or their heirs or successors shall have any status greater than unsecured general creditors of the Company, and no such person shall have any special or prior right to any assets of the Company for payment of the Benefit or any other any obligation hereunder.

Administration.

The Committee shall be the "plan administrator" with respect to the Benefit provided under this Agreement. As plan administrator, the Committee will have full power, authority and discretion to (i) supply omissions, reconcile inconsistencies and to otherwise interpret this Agreement, (ii) prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of this Agreement, and (iii) make other determinations and take other such actions as it deems necessary or advisable in carrying out its duties under this Agreement.  All actions taken by the Committee as plan administrator in connection with the administration of this Agreement or any rules adopted hereunder will be final, conclusive and binding upon Executive, the Beneficiary, and their respective heirs, successors and assigns.

Claims Procedure.

Pursuant to the requirements of ERISA, any claim for benefits under this Agreement will be reviewed and determined in accordance with regulations of the United States Department of Labor stated at 29 CFR §2560.503-1, as such regulations may be amended from time to time, as follows:

In General.  If Executive believes that he is being denied any rights or benefits under this Agreement, he may file a claim in writing with the Committee as Plan Administrator.  If any such claim is wholly or partially denied, the Committee as Plan Administrator will notify Executive of its decision in writing.  Such notification will contain (1) specific reasons for the denial, (2) specific reference to pertinent provisions of this Agreement, (3) a description of any additional material or information necessary for Executive to perfect such claim and an explanation of why such material or information is necessary, and (4) information as to the steps to be taken if Executive wishes to submit a request for review.  Such notification will be given within 90 days after the claim is received by the Committee as Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances is given to Executive within the initial 90-day period).  If such notification is not given within the specified period, the claim will be deemed denied and Executive may then appeal the denial of his claim.

Appeals.  Within 60 days after the date on which Executive receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which denial is deemed to have occurred) Executive (or his duly authorized representative) may (1) file a written request with the Committee as Plan Administrator for a review of his denied claim and of pertinent documents and (2) submit written issues and comments to the Committee as Plan Administrator.  The Committee as Plan Administrator will notify Executive of its decision on review in writing.  Such notification will be written in a manner calculated to be understood by Executive and will contain specific reasons for the decision as well as specific references to pertinent provisions of this Agreement.  The decision on review will be made within 60 days after the request for review is received by the Committee as Plan Administrator (or within 120 days, if special circumstances, such as an election by the Committee as Plan Administrator to hold a hearing, require an extension of time for processing the request, and if written notice of such extension and circumstances is given to Executive within the initial 60-day period).  If the decision on review is not made within such period, the claim will be considered denied.

Miscellaneous Provisions.

Entire Agreement.  This Agreement represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature regarding that subject matter.

Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, nor does it impose on the Company any obligation (i) to retain Executive as an employee or (ii) to limit in any respect the right of the Company to discharge Executive at any time for any reason.

Non-alienation.  Except as expressly provided herein with respect to payment to a Beneficiary in the event of Executive’s death, the rights and interests of Executive under this Agreement will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive or any person claiming under or through Executive, nor will they be subject to the debts, contracts, or liabilities of Executive or anyone else prior to payment.

Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication will be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the following addresses:

If to the Company:

Seneca Foods Corporation

3736 South Main Street

Marion NY 14505

Attn.: Cindy Fohrd________________

If to Executive:

_3543 Fair Oaks Lane______________

_Longboat Key, Florida 34228_______

Legal Construction. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New York, without regard to such state’s conflict of laws rules, to the extent that such laws are not preempted by ERISA.

Amendment.  This Agreement may only be amended by a writing signed by each of the parties hereto.

Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the respective dates written below.

SENECA FOODS CORPORATION

By:	/s/ Timothy Benjamin

Name:	Timothy Benjamin

Title:	CFO

EXECUTIVE

/s/ Kraig H. Kayser
Kraig H. Kayser

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